Exhibit 10.1

STOCK Purchase Agreement

This Stock Purchase Agreement (the “Agreement”) is made and entered into as of the 28th day of February 2021 by and between GLOBAL TECH INDUSTRIES GROUP, INC. (“GTII”) on the OTC:QB, a Nevada corporation, (the “Buyer” or “Company”), and GOLD TRANSACTIONS INTERNATIONAL, INC. (“GTI” or “Seller”), a Utah corporation, with respect to the following facts:

R E C I T A L S

A.	GTI is engaged in the business of buying and selling gold internationally through its license agreement (the “License Agreement”) to a private network of gold entities, including entities registered as members in the Dubai Multi Commodities Center (“DMCC”), a free trade zone located in Dubai (the “Business”). Funds available among the entities and GTI are combined to purchase gold internationally and to transport, assay and refine it in Dubai.

B.	The Company desires to acquire from GTI and GTI desires to sell to the Company 100% of the total issued and outstanding stock of GTI in exchange for six million 6,000,000 shares of the Company’s common stock (“Common Stock”).

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, and in light of the above recitals to this Agreement, the parties to this Agreement hereby agree as follows:

1. SALE AND PURCHASE

1.1 Sale and Purchase of Stock. In consideration for the Purchase Price (as defined in Section 1.2 of this Agreement) and the other covenants of the Company in this Agreement, GTI hereby agrees to convey to the Company 10,000,000 shares of its common stock (the “GTI Stock”) on the Closing Date (as defined in Section 5.1 of this Agreement), which will represent 100% of the total issued and outstanding stock of GTI at the closing.

1.2 Purchase Price. As consideration for the sale by GTI of the shares of GTI Stock to the Company on the Closing Date (as defined in Section 5.1 of this Agreement), the Company will pay to GTI an amount (the “Purchase Price”) equal to (1) 3,000,000 Shares of the Company’s Common Stock (restricted under Rule 144) (the “Stock Payment”), issuable at closing subject to escrow (2) an additional 3,000,000 Shares (restricted under Rule 144) included in the Stock Payment (collectively, the “Shares”), all subject to the conditions and adjustments described in Sections 1.2(b) and 1.2(c) of this Agreement. Unless registered under the Securities Act of 1933, as amended, prior to issuance to Seller, the Shares will bear the following legend:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

(a) Payment of Purchase Price. The Purchase Price will be paid as follows: (1) The issuance of 3,000,000 shares of the Company’s common stock upon execution of the Agreement, subject to escrow, and (2) an additional 3,000,000 shares of the Company’s common stock, to be deposited in escrow within six (6) months of the closing date, unless provided otherwise herein.

(b) Purchase Price Allocations. The parties agree that the 6,000,000 shares are valued at six million dollars ($6,000,000) and will be allocated to the License Agreement and other intangible assets of GTI.

(c) Escrow. All Shares The parties agree that all six million shares of common stock of the buyer to be issued by the buyer to GTI as the Purchase Price, shall be deposited in an escrow account to be released to GTI upon achieving the following milestones: GTI achieves Qualified Revenue of an average of 4% per month of GTII funds advanced into the network, with gross profit of at least 2% per month of advanced funds sustained throughout the 2021 calendar year. The Buyer, in its sole discretion, has the right to terminate the escrow account and the agreement, and receive a return of all shares in the escrow account for redemption and cancellation if such milestones are not achieved by December 31, 2021.

(i) The Parties acknowledge and agree that the covenants, obligations, and performance metrics contemplated by this Section 1.2 (c) are a material term of this Agreement without which the Company would not be willing to enter into this Agreement. Any breach of this provisions by GTI constitutes a material breach of this Agreement.

2. Qualified Revenue.

For purposes of this Agreement, “Qualified Revenue” means actual gross revenue attributable to GTI’s Customer Agreements, as determined by Generally Accepted Accounting Principles (“GAAP”), (i) excluding any revenue derived from the Company, (ii) prior to any taxes and (iii) after any credits, discounts or disputed amounts. For purposes of this Agreement, Gross Profit is net revenue calculated pursuant to GAAP, net of all direct costs including but not limited to commissions.

3. Representations and Warranties of Seller.

Seller represents and warrants to Buyer as follows:

3.1 Power and Authority; Binding Nature of Agreement. GTI has full power and authority to enter into this Agreement and to perform their obligations hereunder. The execution, delivery, and performance of this Agreement by GTI has been duly authorized by all necessary action on its part. Assuming that this Agreement is a valid and binding obligation of each of the other parties hereto, this Agreement is a valid and binding obligation of GTI.

3.2 Subsidiaries. There is no corporation, general partnership, limited partnership, joint venture, association, trust or other entity or organization that GTI directly or indirectly controls or in which GTI directly or indirectly owns any equity or other interest.

3.3 Good Standing. GTI (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required.

3.4 Charter Documents and Corporate Records. GTI has delivered to Buyer complete and correct copies or provided Buyer with the right to inspect true and complete copies of all (i) the articles of incorporation, bylaws and other charter or organizational documents of GTI, including all amendments thereto, (ii) the stock records of GTI, and (iii) the minutes and other records of the meetings and other proceedings of the shareholders and directors of GTI. GTI is not in violation or breach of (i) any of the provisions of its articles of incorporation, bylaws or other charter or organizational documents, or (ii) any resolution adopted by its shareholders or directors. There have been no meetings or other proceedings of the shareholders or directors of GTI that are not fully reflected in the appropriate minute books or other written records of GTI.

3.5 Capitalization. The authorized capital stock of GTI consists of 20,000,000 shares of common stock, no par value per share, of which 10,000,000 shares are issued and outstanding, and 30,000,000 shares of preferred stock, no par value, none of which are issued or outstanding. All of the outstanding shares of the capital stock of GTI are validly issued, fully paid and nonassessable, and have been issued in full compliance with all applicable federal, state, local and foreign securities laws and other laws.

3.6 Absence of Changes. Except as otherwise set forth on Schedule 3.7 hereto or otherwise disclosed to Buyer in writing prior to the Closing:

(a) There has not been any material adverse change in the business, condition, assets, operations or prospects of GTI and no event has occurred or, to GTI’s knowledge, is expected to occur after the Closing that might have a material adverse effect on the business, condition, assets, operations or prospects of GTI.

(b) GTI has not (i) declared, set aside or paid any dividend or made any other contribution in respect of any shares of capital stock, nor (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities.

(c) GTI has not sold or otherwise issued any shares of capital stock or any other securities, except for 10,000,000 shares of common stock issued upon its formation, which will be redeemed and cancelled upon the Closing, as provided in Section 5.1 of this Agreement. And replaced by 10,000,000 issued to the buyer at the closing and placed into escrow subject the same milestones.

(d) GTI has not amended its articles of incorporation, bylaws or other charter or organizational documents, nor has it effected or been a party to any merger, recapitalization, reclassification of shares, stock split, reverse stock split, reorganization or similar transaction.

(e) GTI has not formed any subsidiary or contributed any funds or other assets to any subsidiary. (f) GTI has not purchased or otherwise acquired any assets, nor has it leased any assets from any other person, other than the License Agreement, except in the ordinary course of business consistent with past practice.

(g) GTI has not made any capital expenditure outside the ordinary course of business or inconsistent with past practice, or in an amount exceeding ten thousand dollars ($10,000) singly or in excess of fifty thousand dollars ($50,000) in the aggregate, without Buyer’s consent.

(h) GTI has not sold or otherwise transferred any assets to any other person, except in the ordinary course of business consistent with past practice and at a price equal to the fair market value of the assets transferred.

(i) There has not been any loss, damage or destruction to any of the properties or assets of GTI (whether or not covered by insurance).

(j) GTI has not written off as uncollectible any indebtedness or accounts receivable, except for write offs that were made in the ordinary course of business consistent with past practice and that involved less than $60,000 singly and less than $115,000 in the aggregate.

(k) GTI has not leased any assets to any other person except in the ordinary course of business consistent with past practice and at a rental rate equal to the fair rental value of the leased assets.

(l) GTI has not mortgaged, pledged, hypothecated or otherwise encumbered any assets, except in the ordinary course of business consistent with past practice.

(m) GTI has not entered into any contract, or incurred any debt, liability or other obligation (whether absolute, accrued, contingent or otherwise), except for (i) the License Agreement, (ii) contracts that were entered into in the ordinary course of business consistent with past practice and that have terms of less than six months and do not contemplate payments by or to GTI which will exceed, over the term of the contract, ten thousand dollars ($10,000) in the aggregate, and (ii) current liabilities incurred in the ordinary course of business consistent with the past practice.

(n) GTI has not made any loan or advance to any other person, except for advances that have been made to customers in the ordinary course of business consistent with past practice and that have been properly reflected as “accounts receivables.”

(o) Other than annual raises or bonuses paid or provided consistent with past business practices, GTI has not paid any bonus to, or increased the amount of the salary, fringe benefits or other compensation or remuneration payable to, any of the directors, officers or employees of GTI.

(p) No contract or other instrument to which GTI is or was a party or by which GTI or any of its assets are or were bound has been amended or terminated, except in the ordinary course of business consistent with past practice.

(q) GTI has not discharged any lien or discharged or paid any indebtedness, liability or other obligation, except for current liabilities that (i) are reflected in the GTI Financial Statements as of December 31, 2020 or have been incurred since December 31, 2020 in the ordinary course of business consistent with past practice, and (ii) have been discharged or paid in the ordinary course of business consistent with past practice.

(r) GTI has not forgiven any debt or otherwise released or waived any right or claim, except in the ordinary course of business consistent with past practice.

(s) GTI has not changed its methods of accounting or its accounting practices in any respect.

(t) GTI has not entered into any transaction outside the ordinary course of business or inconsistent with past practice, except the License Agreement.

(u) GTI has not agreed or committed (orally or in writing) to do any of the things described in clauses (b) through (t) of this Section 3.7.

3.7 Absence of Undisclosed Liabilities. GTI has no debt, liability or other obligation of any nature (whether due or to become due and whether absolute, accrued, contingent or otherwise) that is not reflected or reserved against in the GTI Financial Statements as of December 31, 2020, except for obligations incurred since December 31, 2020 in the ordinary and usual course of business consistent with past practice.

3.8 Contracts.

(a) GTI has delivered to Buyer a complete and accurate list and provided Buyer with true and complete copies of all contracts or agreements of GTI which are (i) material to the Business as currently conducted, including but not limited to the License Agreement; (ii) are subject to default or termination upon a change in control of GTI; (iii) create a partnership or joint venture; (iv) impose a noncompetition obligation on GTI, or an officer, director or employee thereof; or (v) relating to the employment of any individual on a full-time, part-time, consulting, or other basis (collectively, “Material Contracts”).

(b) To the best of Seller’s knowledge, each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms.

(c) To GTI’s knowledge, no event has occurred, or circumstance exists that may contravene, conflict with or result in a violation or breach of, or give any party to a Material Contract the right to declare a default or exercise any remedy thereunder, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any Material Contract.

(d) Neither GTI nor any of its affiliates have received any written notice regarding any actual, alleged or potential violation or breach of, or default under, any Material Contract which has not been entirely cured.

3.9 Accounts Receivable. Except as otherwise disclosed in writing to Buyer prior to the Closing, all of GTI’s accounts receivable represent valid obligations arising from sales actually made or services actually performed in the ordinary course of Business and have been collected or are collectible in the lawful and ordinary course of business as heretofore conducted, subject to the reserve for bad debt recorded on the GTI Financial Statements.

3.10 GTI Assets.

(a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of the terms and conditions of, or result in a loss of rights under, or result in the creation of any lien, charge or encumbrance upon, any of the assets of the Business, including but not limited to the License Agreement.

(b) GTI has good and marketable title to all of its assets, free and clear of all mortgages, liens, leases, pledges, charges, encumbrances, equities or claims, except as expressly disclosed in writing by Seller to Buyer prior to the Closing Date.

(c) GTI owns all copyrights, trademarks, and tradenames related to the Business and the use of such copyrights, trademarks, and tradenames has not and will not infringe on the rights of any third party.

(d) GTI’s assets are not subject to any material liability, absolute or contingent, which has not been disclosed by Seller to Buyer in writing prior to the Closing Date nor is GTI subject to any liability, absolute or contingent, which has not been disclosed to and acknowledged by Buyer in writing prior to the Closing Date.

(e) Seller has provided to Buyer in writing an accurate description of all of the assets of GTI or used in the business of GTI.

(f) To the best of Seller’s knowledge, Seller has provided to Buyer in writing a list of all contracts, agreements, licenses, leases, arrangements, commitments and other undertakings to which GTI is a party or by which it or its property is bound. Except as specified by Seller to Buyer in writing prior to the Closing Date, to the best of Seller’s knowledge all of such contracts, agreements, leases, licenses and commitments are valid, binding and in full force and effect.

(g) All of the machinery, equipment, furniture and fixtures as of the Closing Date will be in the same condition as on the date of this Agreement, normal wear and tear excepted. GTI hereby conveys to Buyer (to the extent it is able under the applicable warranty documents) any and all product warranty or similar rights that GTI may have against third parties in respect of the condition of any assets.

3.11 Compliance With Laws; Licenses and Permits. GTI is not in violation of, nor has it failed to conduct its business in full compliance with, any applicable federal, state, local or foreign laws, regulations, rules, treaties, rulings, orders, directives or decrees. GTI has delivered to Buyer a complete and accurate list and provided Buyer with the right to inspect true and complete copies of all of the licenses, permits, authorizations and franchises to which GTI is subject and all said licenses, permits, authorizations and franchises are valid and in full force and effect. Said licenses, permits, authorizations and franchises constitute all of the licenses, permits, authorizations and franchises necessary to permit GTI to conduct its business in the manner in which it is now being conducted, and GTI is not in violation or breach of any of the terms, requirements or conditions of any of said licenses, permits, authorizations or franchises.

3.12 Taxes. Except as disclosed herein, to GTI’s knowledge, GTI has accurately and completely filed with the appropriate United States state, local and foreign governmental agencies all tax returns and reports required to be filed (subject to permitted extensions applicable to such filings), and has paid or accrued in full all taxes, duties, charges, withholding obligations and other governmental liabilities as well as any interest, penalties, assessments or deficiencies, if any, due to, or claimed to be due by, any governmental authority (including taxes on properties, income, franchises, licenses, sales and payrolls). (All such items are collectively referred to herein as “Taxes”). The GTI Financial Statements fully accrue or reserve all current and deferred taxes. GTI is not a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority for the assessment or collection of Taxes. No liability for taxes has been incurred other than in the ordinary course of business. There are no liens for Taxes except for liens for property taxes not yet delinquent. GTI is not a party to any Tax sharing, Tax allocation, Tax indemnity or statute of limitations extension or waiver agreement and in the past year has not been included on any consolidated combined or unitary return with any entity other than GTI. GTI has duly withheld from each payment made to each person from whom such withholding is required by law the amount of all Taxes or other sums (including but not limited to United States federal income taxes, any applicable state or municipal income tax, disability tax, unemployment insurance contribution and Federal Insurance Contribution Act taxes) required to be withheld therefrom and has paid the same to the proper tax authorities prior to the due date thereof. To the extent any Taxes withheld by GTI have not been paid as of the Closing Date because such Taxes were not yet due, such Taxes will be paid to the proper tax authorities in a timely manner. All Tax returns filed by the GTI are accurate and comply with and were prepared in accordance with applicable statutes and regulations.

3.13 Environmental Compliance Matters. To the best of the knowledge of GTI, without conducting any study or independent investigation, GTI has at all relevant times with respect to the Business been in material compliance with all environmental laws, and has received no potentially responsible party notices or similar notices from any governmental agencies or private parties concerning releases or threatened releases of any “hazardous substance” as that term is defined under 42 U.S.C. 960(1)(14).

3.14 Compensation. Since January 1, 2020, GTI has not paid or committed to pay to or for the benefit of any of its officers or directors any compensation of any kind other than wages, salaries and benefits at times and rates in effect on January 1, 2020, subject to wage increases of less than ten percent paid or payable to employees other than officers and directors, nor have they effected or agreed to effect any amendment or supplement to any employee profit sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement. GTI does not have any bonus plan or obligations with respect to any bonus plan. GTI has provided Buyer with a full and complete list of all officers, directors, employees and consultants of GTI as of the date hereof, specifying their names and job designations, their dates of hire, the total amount paid or payable as wages, salaries or other forms of direct compensation, and the basis of such compensation, whether fixed or commission or a combination thereof.

3.15 No Default.

(a) Each of the contracts, agreements or other instruments of GTI and each of the standard Customer Agreements or contracts of GTI is a legal, binding and enforceable obligation by or against GTI, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). No party with whom GTI has an agreement or contract is in default thereunder or has breached any terms or provisions thereof which is material to the conduct of GTI’s business.

(b) GTI has performed, or is now performing, the obligations of, and GTI is not in material default (or would by the lapse of time and/or the giving of notice be in material default) in respect of, any contract, agreement or commitment binding upon it or its assets or properties and material to the conduct of its Business. No third party has raised any claim, dispute or controversy with respect to any of the executory contracts of GTI, nor has GTI received notice of warning of alleged nonperformance, delay in delivery or other noncompliance by GTI with respect to its obligations under any of those contracts, nor are there any facts which exist indicating that any of those contracts may be totally or partially terminated or suspended by the other parties thereto.

3.16 Business and Customers. GTI has provided Buyer a complete and accurate list and provided Buyer with the right to inspect true and complete copies of (a) a written list of all its customers as of the Closing Date, (b) the amount for which each such customer was invoiced during the twelve-month period ending December 31, 2020, and (c) the expiration date of the GTI’s contracts with such customers. Except as otherwise disclosed to Buyer in writing, GTI has received no notice and, has no reason to believe, that any significant customer of GTI (i) has ceased, or will cease, to use the products, goods, or services of GTI, (ii) has substantially reduced, or will substantially reduce, the use of products, goods, or services of GTI or (iii) has sought, or is seeking, to reduce the price it will pay for products, goods, or services of GTI, including in each case after the consummation of the transactions contemplated hereby. No customer of GTI described in clause (a) of this section has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

3.17 Suppliers. GTI has provided Buyer with (a) the names of all suppliers from which GTI ordered inventories and other products, goods, and services with an aggregate purchase price for each such supplier of $10,000 or more during the twelve-month period ended December 31, 2020 and (b) the amount for which each such supplier invoiced GTI during such period. GTI has not received any notice from any such supplier indicating that there is or will be a material change in the price of such items or services, and has no reason to believe that there will be any such material change in the price of such items or services, or that any such supplier (other than Buyer) will not sell such items to GTI at any time after the Closing Date on terms and conditions similar to those used in its current sales to GTI, subject to general and customary price increases. No supplier to GTI described in clause (a) of the first sentence of this section has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

3.18 Product Warranties. Except as otherwise disclosed in writing to Buyer prior to the Closing and for warranties under applicable law, (a) there are no warranties, express or implied, written or oral, with respect to the products of GTI, (b) there are no pending or threatened claims with respect to any such warranty, and (c) GTI has no, and after the Closing Date, will have no, liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent, or otherwise and whether due or to become due, other than customary returns in the ordinary course of business that are fully reserved against in the GTI Financial Statements.

3.19 Proprietary Rights.

(a) GTI has provided Buyer in writing a complete and accurate list and provided Buyer with the right to inspect true and complete copies of all software, patents and applications for patents, trademarks, trade names, service marks, and copyrights, and applications therefor, owned or used by GTI or in which it has any rights or licenses, except for software used by GTI and generally available on the commercial market. GTI has provided Buyer with a complete and accurate description of all agreements or provided Buyer with the right to inspect true and complete copies of all agreements of GTI with each officer, employee or consultant of GTI providing GTI with title and ownership to patents, patent applications, trade secrets and inventions developed or used by GTI in its business. To GTI’s knowledge, all of such agreements are valid, enforceable and legally binding, subject to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

(b) GTI owns or possesses licenses or other rights to use all computer software, software programs, patents, patent applications, trademarks, trademark applications, trade secrets, service marks, trade names, copyrights, inventions, drawings, designs, customer lists, propriety know-how or information, or other rights with respect thereto (collectively referred to as “Proprietary Rights”), used in the business of GTI, and the same are sufficient to conduct GTI’s business as it has been and is now being conducted.

(c) To GTI’s knowledge, the operations of GTI do not conflict with or infringe, and no one has asserted to GTI that such operations conflict with or infringe on any Proprietary Rights owned, possessed or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeals pending against GTI with respect to any Proprietary Rights, and to the knowledge of the management of GTI none has been threatened against GTI. To the best knowledge of the management of GTI there are no facts or alleged fact which would reasonably serve as a basis for any claim that GTI does not have the right to use, free of any rights or claims of others, all Proprietary Rights in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of the business of GTI as it has been and is now being conducted.

(d) To GTI’s knowledge, no employee of GTI is in violation of any term of any employment contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee with GTI or any previous employer.

3.20 Insurance. GTI has provided Buyer with a complete and accurate list of all policies of insurance and provided Buyer with the right to inspect true and complete copies of all policies of insurance to which GTI is a party or is a beneficiary or named insured as of the Closing Date. GTI has in full force and effect, with all premiums due thereon paid, the policies of insurance set forth therein. All the insurable properties of GTI are insured in amounts and coverage and against risks and losses which are adequate and usually insured against by persons holding or operating similar properties in similar businesses. There were no claims in excess of $10,000 asserted or currently outstanding under any of the insurance policies of GTI in respect of all motor vehicle, general liability, errors and omissions, workers compensation, and medical claims during the calendar year ending on December 31, 2020.

3.21 Labor Relations. None of the employees of GTI are represented by any union or are parties to any collective bargaining arrangement, and no attempts are being made to organize or unionize any of GTI’s employees. Except as disclosed in writing to Buyer prior to the Closing, there is not presently pending or existing, and there is not presently threatened, any (a) strike, slowdown, picketing, work stoppage or employee grievance process, or (b) action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) against or affecting GTI relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters. ATI is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health and is not engaged in any unfair labor practices. GTI is in compliance with the Immigration Reform and Control Act of 1986.

3.22 Employee Benefits. GTI has provided Buyer with a complete and accurate list of all employee payroll and benefit plans of the GTI and provided Buyer with the right to inspect true and complete copies of all employee payroll and benefit plans of GTI (i) currently in effect, and (ii) with respect to which GTI may have any liability or obligation (the “Employee Plans”). GTI has made available to Buyer a copy of each Employee Plan, including any amendments thereto and all related trust agreements and insurance contracts and, to the extent any Employee Plan is not in writing, a short summary of such plan has been provided to Buyer. All Employee Plans have been administered in substantial compliance with their terms, except for any noncompliance that could not be reasonably expected to have a material adverse effect on GTI, its Business, or the Acquired Assets. Except as disclosed to Buyer by GTI in writing, none of the employees of GTI are covered by a collective bargaining agreement or any multi-employer plan.

3.23 S Corporation Status. GTI has not at any time elected to be treated as, and is not currently governed by, Subchapter S of the Internal Revenue Code of 1986, as amended.

3.24 Condition of Premises. All real property leased by GTI is in good condition and repair, ordinary wear and tear excepted.

3.25 No Distributor Agreements. Except as disclosed in writing to Buyer prior to the Closing, GTI is not a party to, nor is the property of GTI bound by, any distributors’ or manufacturer’s representative or agency agreement.

3.26 Conflict of Interest Transactions. No past or present shareholder, director, officer or employee of GTI or any of their affiliates (i) is indebted to, or has any financial, business or contractual relationship or arrangement with GTI, or (ii) has any direct or indirect interest in any property, asset or right which is owned or used by GTI or pertains to the business of GTI.

3.27 Litigation. There is no action, suit, proceeding, dispute, litigation, claim, complaint or investigation by or before any court, tribunal, governmental body, governmental agency or arbitrator pending or, to GTI’s knowledge, threatened against or with respect to GTI which (i) if adversely determined would have an adverse effect on the business, condition, assets, operations or prospects of GTI, or (ii) challenges or would challenge any of the actions required to be taken by GTI under this Agreement. There exists no basis for any such action, suit, proceeding, dispute, litigation, claim, complaint or investigation.

3.28 Non-Contravention. Neither (a) the execution and delivery of this Agreement, nor (b) the performance of this Agreement will: (i) contravene or result in a violation of any of the provisions of the organizational documents of GTI; (ii) contravene or result in a violation of any resolution adopted by the shareholders or directors of GTI; (iii) result in a violation or breach of, or give any person the right to declare (whether with or without notice or lapse of time) a default under or to terminate, any agreement or other instrument to which GTI is a party or by which GTI or any of its assets are bound; (iv) give any person the right to accelerate the maturity of any indebtedness or other obligation of GTI; (v) result in the loss of any license or other contractual right of GTI; (vi) result in the loss of, or in a violation of any of the terms, provisions or conditions of, any governmental license, permit, authorization or franchise of GTI; (vii) result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the assets of GTI; (viii) result in the reassessment or revaluation of any property of GTI; by any taxing authority or other governmental authority; (ix) result in the imposition of, or subject GTI; to any liability for, any conveyance or transfer tax or any similar tax; or (x) result in a violation of any law, rule, regulation, treaty, ruling, directive, order, arbitration award, judgment or decree to which GTI or any of its assets or any limited liability interests are subject.

3.29 Approvals. GTI has provided Buyer with a complete and accurate list of all jurisdictions in which GTI is authorized to do business. To GTI’s knowledge, no authorization, consent or approval of, or registration or filing with, any governmental authority is required to be obtained or made by GTI in connection with the execution, delivery or performance of this Agreement, including the conveyance to Buyer of the Business and the Acquired Assets.

3.30 Brokers. GTI has not agreed to pay any brokerage fees, finder’s fees or other fees or commissions with respect to the transactions contemplated by this Agreement, and, to GTI’s knowledge, no person is entitled, or intends to claim that it is entitled, to receive any such fees or commissions in connection with such transaction.

3.31 Special Government Liabilities. Other than telecom relay service tax (“TRS Tax”) and fees payable to certain states, which states have been disclosed in writing to Buyer prior to the Closing, which will be payable upon certification, GTI has no existing or pending liabilities, obligations or deferred payments due to any federal, state or local government agency or entity in connection with its business or with any program sponsored or funded in whole or in part by any federal, state or local government agency or entity, nor is GTI aware of any threatened action or claim or any condition that could support an action or claim against GTI, the Acquired Assets or the Business for any of said liabilities, obligations or deferred payments.

3.32 Full Disclosure. Neither this Agreement (including the exhibits hereto) nor any statement, certificate or other document delivered to Buyer by or on behalf of GTI contains any untrue statement of a material fact or omits to state a material fact necessary to make the representations and other statements contained herein and therein not misleading.

3.33 Non-Distributive Intent. The Shares being acquired by GTI as part of the Purchase Price pursuant to this Agreement are not being acquired by GTI with a view to the public distribution of them.

3.34 Representations True on Closing Date. The representations and warranties of GTI set forth in this Agreement are true and correct on the date hereof, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date. Buyer’s knowledge will not act as a waiver of any breach of the representations and warranties contained herein by GTI, or any other shareholders of GTI.

3.35 Tax Advice.

GTI hereby represents and warrants that it has sought it’s own independent tax advice regarding the transactions contemplated by this Agreement and GTI has not relied on any representation or statement made by Buyer, the Company, or it’s representatives regarding the tax implications of such transactions.

4. Representations and Warranties of Buyer.

Buyer represents and warrants to Seller as follows:

4.1 Power and Authority; Binding Nature of Agreement. Buyer has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary action on its part. Assuming that this Agreement is a valid and binding obligation of the other party hereto, this Agreement is a valid and binding obligation of Buyer.

4.2 Good Standing of Buyer. Buyer (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required.

4.3 Charter Documents and Corporate Records of Buyer. Buyer has made available to Seller to review complete and correct copies of (i) the articles of incorporation, bylaws and other charter or organizational documents of Buyer, including all amendments thereto, (ii) the stock records of Buyer, and (iii) the minutes and other records of the meetings and other proceedings of the shareholders and directors of Buyer. Buyer is not in violation or breach of (i) any of the provisions of its articles of incorporation, bylaws or other charter or organizational documents, or (ii) any resolution adopted by its shareholders or directors. There have been no meetings or other proceedings of the shareholders or directors of Buyer that are not fully reflected in the appropriate minute books or other written records of Buyer.

4.4 Capitalization of Buyer. The authorized capital stock of Buyer consists of 350,000,000 shares of common stock, $.001 par value per share, 220,498,005 shares of which are issued and outstanding, and 50,000 shares of preferred stock, $.001 par value, 1,000 shares of which are issued or outstanding. To Buyer’s knowledge, all of the outstanding shares of the capital stock of Buyer are validly issued, fully paid and nonassessable, and have been issued in full compliance with all applicable federal, state, local and foreign securities laws and other laws. Buyer either has sufficient authorized capital stock to meet its obligations under this Agreement or has the ability to authorize the issuance of additional capital stock.

4.5 Financial Statements. The Company has made available to Seller to review the following financial statements (the “Company Financial Statements”): the audited income statements and statement of operations of the Company for the fiscal years ended December 31, 2019, 2018 and 2017, the audited balance sheet of the Company as of December 31, 2019, and the unaudited income statements, statement of operations, and balance sheet of the Company for the three and nine months ended September 30, 2020. Except as stated therein or in the notes thereto, the Company Financial Statements: (a) present fairly the financial position of the Company as of the respective dates thereof and the results of operations and changes in financial position of the Company for the respective periods covered thereby; and (b) have been prepared in accordance with the Company’s normal business practices applied on a consistent basis throughout the periods covered.

4.6 Approvals. To Buyer’s knowledge, no authorization, consent or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by Buyer in connection with the execution, delivery or performance of this Agreement or the Employment Agreement.

4.7 Full Disclosure. To the best of the Company’s knowledge, neither this Agreement (including the exhibits hereto) nor any statement, certificate or other document delivered to Seller by or on behalf of Buyer contains any untrue statement of a material fact or omits to state a material fact necessary to make the representations and other statements contained herein and therein not misleading.

4.8 Brokers. Buyer has not agreed to pay any brokerage fees, finder’s fees or other fees or commissions with respect to the transactions contemplated by this Agreement, and, to Buyer’s knowledge, no person is entitled, or intends to claim that it is entitled, to receive any such fees or commissions in connection with such transaction.

4.9 Representations True on Closing Date. To the best of the Buyer’s knowledge, the representations and warranties of Buyer set forth in this Agreement are true and correct on the date hereof, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date.

4.10 Non-Distributive Intent. The shares of GTI Stock being purchased by the Company pursuant to this Agreement are not being acquired by the Company with a view to the public distribution of them.

4.11 Non-Contravention. To the Company’s knowledge neither the execution and delivery of this Agreement, nor the performance of this Agreement will contravene or result in a material violation of any of the provisions of any other agreement or obligation of the Company.

5. Notice

5.1 Closing. The parties agree to close (the “Closing”) the purchase and sale transaction described in Section 1 of this Agreement immediately upon the execution of this Agreement by all parties hereto. If this Agreement is not signed and closed on or before March 31, 2021 through no fault of either party, then this Agreement may be terminated by either party, in accordance with Section 9 of this Agreement. Upon the Closing, the shareholders of GTI will tender their 10,000,000 shares of common stock to GTII for redemption and cancellation.

5.2 Notice Requirement. GTI will give prompt written notice to Buyer of any development occurring after the date of this Agreement, or any item about which GTI did not have actual knowledge on the date of this Agreement, which causes or reasonably could be expected to cause a breach of any of the representations and warranties in Section 3 of this Agreement. Buyer will give prompt written notice to GTI of any development occurring after the date of this Agreement, or any item about which Buyer did not have actual knowledge on the date of this Agreement, which causes or reasonably could be expected to cause a breach of any of the representations and warranties in Section 4 of this Agreement.

6. Further Assurances and Post Closing Covenants and Obligations.

6.1 Books and Records. Following the Closing, Buyer shall, whenever reasonably requested by GTI (including reasonable prior notice to Buyer) and during normal business hours, permit GTI or his respective representatives to have access to such business records (including without limitation computer files) turned over to Buyer pursuant to this Agreement as may be required by GTI.

6.2 Government Approvals. Seller will (a) assist and fully cooperate with Buyer to obtain, as soon as practicable after the Closing, all state, local, and other governmental approvals and all other consents or approvals of any third parties necessary for GTI to conduct the Business as the Business was conducted prior to Closing and (b) use his best efforts to permit GTI to conduct the Business in the same manner as the Business was conducted prior to Closing until such approvals are obtained.

6.3 Employee Proprietary Information, Confidentially, Loyalty, and Non-solicitation Agreements. Each of GTI’s employees will be bound by a proprietary information, confidentially, loyalty, and non-solicitation agreement with GTI within two weeks from the date of the Closing. Furthermore, Seller will assist and fully cooperate with Buyer to ensure that each of GTI’s employees is so bound. Seller and GTI are not aware of any failure by any GTI employee to maintain the confidentiality of GTI’s proprietary information.

7. Survival of Representations and Warranties.

All representations and warranties made by each of the parties hereto will survive the Closing for a period of two years after the Closing Date.

8. Indemnification.

8.1 Indemnification by Seller. Seller agrees to indemnify, defend and hold harmless Buyer and its affiliates against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and attorney’s fees and costs, incurred by Buyer or any of its affiliates arising, resulting from, or relating to any and all liabilities of GTI accrued prior to the Closing or relating to the GTI Stock, any misrepresentation of a material fact or omission to disclose a material fact made by GTI in this Agreement, in any exhibits to this Agreement or in any other document furnished or to be furnished by GTI under this Agreement, or any breach of, or failure by GTI to perform, any of their representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by Seller under this Agreement.

8.2 Indemnification by Buyer. Buyer agrees to indemnify, defend and hold harmless Seller against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and attorneys’ fees and costs incurred by Seller arising, resulting from or relating to any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by Buyer under this Agreement.

8.3 Limitations on Indemnification by Seller.

(a)	Seller’s indemnification obligation shall be limited to the maximum Purchase Price payable under this Agreement; provided, however, Seller will not be obligated with respect to the first Indemnity Claims up to an aggregate of $15,000 (the “Indemnification Exclusion”). The Indemnification Exclusion will not include individual Indemnity Claims of less than $1,000.

(b)	The indemnification obligations of Seller are solely for the benefit of Buyer, and their successors in interest and are not intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other person or entity.

(c)	Seller shall have no liability with respect to any representation or warranty, unless, within three (3) years from the Closing Date, the Buyer has notified Seller of a claim as provided for in this Section 11.

8.4 Limitations on Indemnification by Buyer. Buyer shall have no liability with respect to any representation, warranty, or covenant, unless, within three (3) years from the Closing Date, the Seller has notified Buyer of a claim as provided for in this Section 11.

8.5 Procedure for Indemnification Claims.

(a) Whenever any parties become aware that a claim (an “Underlying Claim”) has arisen entitling them to seek indemnification under this Section 11 of the Agreement, such parties (the “Indemnified Parties”) shall promptly send a notice (“Notice”) to the parties liable for such indemnification (the “Indemnifying Parties”) of the right to indemnification (the “Indemnity Claim”); provided, however, that the failure to so notify the Indemnifying Parties will relieve the Indemnifying Parties from liability under this Agreement with respect to such Indemnity Claim only if, and only to the extent that, such failure to notify the Indemnifying Parties results in the forfeiture by the Indemnifying Parties of rights and defenses otherwise available to the Indemnifying Parties with respect to the Underlying Claim. Any Notice pursuant to this Section 11.3(a) shall set forth in reasonable detail, to the extent then available, the basis for such Indemnity Claim and an estimate of the amount of damages arising therefrom.

(b) If an Indemnity Claim does not result from or arise in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties will have thirty (30) calendar days following receipt of the Notice to issue a written response to the Indemnified Parties, indicating the Indemnifying Parties’ intention to either (i) contest the Indemnity Claim or (ii) accept the Indemnity Claim as valid. The Indemnifying Parties’ failure to provide such a written response within such thirty (30) day period shall be deemed to be an acceptance of the Indemnity Claim as valid. In the event that an Indemnity Claim is accepted as valid, the Indemnifying Parties shall, within fifteen (15) Business Days thereafter, pay the damages incurred by the Indemnified Parties in respect of the Underlying Claim in cash by wire transfer of immediately available funds to the account or accounts specified by the Indemnified Parties. To the extent appropriate, payments for indemnifiable damages made pursuant to Section 11 of the Agreement will be treated as adjustments to the Purchase Price.

(c) In the event an Indemnity Claim results from or arises in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties shall have fifteen (15) calendar days following receipt of the Notice to send a Notice to the Indemnified Parties of their election to, at their sole cost and expense, assume the defense of any such Underlying Claim or legal proceeding; provided that such Notice of election shall contain a confirmation by the Indemnifying Parties of their obligation to hold harmless the Indemnified Parties with respect to damages arising from such Underlying Claim. The failure by the Indemnifying Parties to elect to assume the defense of any such Underlying Claim within such fifteen (15) day period shall entitle the Indemnified Parties to undertake control of the defense of the Underlying Claim on behalf of and for the account and risk of the Indemnifying Parties in such manner as the Indemnified Parties may deem appropriate, including, but not limited to, settling the Underlying Claim. However, the parties controlling the defense of the Underlying Claim shall not settle or compromise such Underlying Claim without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. The non-controlling parties shall be entitled to participate in (but not control) the defense of any such action, with their own counsel and at their own expense.

(d) The Indemnifying Parties and the Indemnified Parties will cooperate reasonably, fully and in good faith with each other, at the sole expense of the Indemnifying Parties, in connection with the defense, compromise or settlement of any Underlying Claim including, without limitation, by making available to the other parties all pertinent information and witnesses within their reasonable control.

9. Termination

The Buyer or Seller may terminate this Agreement at any time for any reason or no reason upon at least three (3) days prior written notice to the other Party, within 180 days of closing this Agreement provided, that Buyer or Seller may terminate this Agreement immediately upon a breach of this Agreement by either party where no cure can be reached. If this Agreement is not signed and closed on or before March 31, 2021 through no fault of either party, then this Agreement may be terminated by either party upon three (3) days prior written notice, in accordance with Section 9 of this Agreement.

10. Injunctive Relief.

10.1 Damages Inadequate. Each party acknowledges that it would be impossible to measure in money the damages to the other party if there is a failure to comply with any covenants and provisions of this Agreement, and agrees that in the event of any breach of any covenant or provision, the other party to this Agreement will not have an adequate remedy at law.

10.2 Injunctive Relief. It is therefore agreed that the other party to this Agreement who is entitled to the benefit of the covenants and provisions of this Agreement which have been breached, in addition to any other rights or remedies which they may have, will be entitled to immediate injunctive relief to enforce such covenants and provisions, and that in the event that any such action or proceeding is brought in equity to enforce them, the defaulting or breaching party will not urge a defense that there is an adequate remedy at law.

11. Further Assurances.

Following the Closing, Seller shall furnish to Buyer such instruments and other documents as Buyer may reasonably request for the purpose of carrying out or evidencing the transactions contemplated hereby.

12. Fees and Expenses.

GTI shall pay all fees, costs and expenses that it incurs in connection with the negotiation and preparation of this Agreement and in carrying out the transactions contemplated hereby (including, without limitation, all fees and expenses of its counsel and accountant) through February 28, 2021. GTI shall pay all fees, costs and expenses that it incurs in connection with carrying out the transactions contemplated by this Agreement after March 1, 2021 up to an amount equal to $3,000. All additional fees, costs and expenses associated with this Agreement incurred by Seller will be paid by Seller. Buyer shall pay all fees, costs and expenses that it incurs in connection with the negotiation and preparation of this Agreement and in carrying out the transactions contemplated hereby (including, without limitation, all fees and expenses of its counsel and accountant).

13. Waivers.

If any party at any time waives any rights hereunder resulting from any breach by the other party of any of the provisions of this Agreement, such waiver is not to be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement. Resort to any remedies referred to herein will not be construed as a waiver of any other rights and remedies to which such party is entitled under this Agreement or otherwise.

14. Successors and Assigns.

Each covenant and representation of this Agreement will inure to the benefit of and be binding upon each of the parties, their personal representatives, assigns and other successors in interest.

15. Entire and Sole Agreement.

This Agreement constitutes the entire agreement between the parties and supersedes all other agreements, representations, warranties, statements, promises and undertakings, whether oral or written, with respect to the subject matter of this Agreement. This Agreement may be modified or amended only by a written agreement signed by the parties against whom the amendment is sought to be enforced. The parties acknowledge that as of the execution of this Agreement, that certain Letter of Intent among certain of the parties dated February 5, 2021 will be terminated and be of no further force or effect.

16. Governing Law.

This Agreement will be governed by the laws of Nevada without giving effect to applicable conflict of law’s provisions. With respect to any litigation arising out of or relating to this Agreement, each party agrees that it will be filed in and heard by the state or federal courts with jurisdiction to hear such suits located in Las Vegas, Nevada.

17. Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts will be deemed to be an original, and such counterparts will constitute but one and the same instrument.

18. Assignment.

Except in the case of an affiliate of the Buyer, this Agreement may not be assignable by any party without prior written consent of the other parties.

19. Remedies.

Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement are intended to be exclusive, and each party will have all other remedies now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

20. Section Headings.

The section headings in this Agreement are included for convenience only, are not a part of this Agreement and will not be used in construing it.

21. Severability.

In the event that any provision or any part of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect the validity or enforceability of any other provision or part of this Agreement.

22. Notices.

Each notice or other communication hereunder must be in writing and will be deemed to have been duly given on the earlier of (i) the date on which such notice or other communication is actually received by the intended recipient thereof, or (ii) the date five (5) days after the date such notice or other communication is mailed by registered or certified mail (postage prepaid) to the intended recipient at the following address (or at such other address as the intended recipient will have specified in a written notice given to the other parties hereto):

If to Seller:

Gold Transactions International, Inc.

Attn: Tsuimei Wang

1845 W. Canyon View Dr.

St. George, UT 84770

Telephone: 801 440 0713

Facsimile: 801 415 5149

Email: verna583@hotmail.com

If to Buyer:

Global Tech Industries Group, Inc.

511 Sixth Avenue, suite 800

New York, NY 10011

Attention: David Reichman, Chief Executive Officer

Telephone: (212) 204-7926

Email: David@gtii-us.com

23. Publicity.

Except as may be required in order for a party to comply with applicable laws, rules, or regulations or to enable a party to comply with this Agreement, or necessary for the Buyer to prepare and disseminate any private or public placements of its securities or to communicate with its shareholders, no press release, notice to any third party or other publicity concerning the transactions contemplated by this Agreement will be issued, given or otherwise disseminated without the prior approval of each of the parties hereto; provided, however, that such approval will not be unreasonably withheld.

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first above written.

GTI/Seller:	GOLD TRANSACTIONS INTERNATIONAL, INC.

/s/ Tsuimei Wang
Tsuimei Wang, Chief Executive Officer

Company/Buyer:	GLOBAL TECH INDUSTRIES GROUP, Inc.

	By:	/s/ David Reichman
David Reichman, Chief Executive Officer

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